Exhibit 99.1

Atlantic Acquisition Corp. Announces Pricing of $40,000,000 Initial Public Offering

NEW YORK, Aug. 9, 2017 — Atlantic Acquisition Corp., (NASDAQ: ATACU) the "Company"), today announced the pricing of its initial public offering of 4,000,000 units at an offering price of $10.00 per unit, before underwriting discounts and commissions. Each unit consists of one share of common stock and one right. Each right entitles its holder to purchase one-tenth of a share of common stock upon the consummation of an initial business combination. The Company has granted to the underwriters a 45-day option to purchase up to an additional 600,000 units at the initial public offering price per unit, before underwriting discounts and commission.

The units are expected to begin trading today, August 9, 2017 on the NASDAQ Capital Market under the ticker symbol "ATACU". On or prior to November 7, 2017, the Company's common shares and rights will begin trading separately from the units. The common stock is expected to trade on The NASDAQ Capital Market under the ticker symbol "ATAC" and the rights are expected to trade under the ticker symbol "ATACR". Chardan is acting as the sole book-running manager for this initial public offering. EarlyBirdCapital, Inc. and I-Bankers Securities, Inc. are acting as co-managers.

A registration statement on Form S-1 (No. 333-214287) relating to the securities being offered and sold in the initial public offering was declared effective by the Securities and Exchange Commission on August 8, 2016. The initial public offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus for this offering, when available, may be obtained by mail at Chardan, Attention: Prospectus Department, 17 State Street, Suite 1600, New York, NY, or by telephone at 646-465-9000, or by email at Prospectus@chardan.com.  The registration statement and a copy of the final prospectus relating to the initial public offering may also be accessed via the Securities and Exchange Commission's website at http://www.sec.gov.

The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its efforts on seeking a business combination with a company or companies being operated by and/or serving ethnic minorities in the United States, especially within Asian-American communities in the consumer industry.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Tom W. Su

President

tsu@atlantic-acquisition.com